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Freeport-McMoRan Announces
Further Spending Cuts in Response to Market Conditions

•	25% reduction ($700 million) in estimated 2016 Mining capital expenditures

•	Projected consolidated 2016 capital expenditures for Mining and Oil & Gas estimated at $4.0 billion

◦	29% reduction from July 2015 estimates.

•	Reduction in copper sales of 150 million pounds per year in 2016e and 2017e

•	20% reduction in estimated 2016 unit site production and delivery costs compared with 2015e

•	Actions enhance outlook for Free Cash Flow generation at low prices

PHOENIX, AZ, August 27, 2015 - Freeport-McMoRan Inc. (NYSE: FCX) announced today revised capital and operating plans in response to the recent decline in copper prices resulting in reduced capita expenditures, lower production levels and lower operating, administrative and exploration costs. These actions are the results of the previously announced review of operating plans for FCX's mining business.

In response to current oil and gas market conditions, Freeport-McMoRan Oil and Gas (FM O&G) is deferring investments in several long-term projects. In addition, FM O&G has revised its estimate of the start-up of initial production from its recent drilling success in the Horn Mountain area to 2016 from the previously estimated start-up in 2017. This revised operating plan will allow FM O&G to continue to grow production and enhance cash flow in a weak oil and gas price environment.
Since 2013, FCX’s business strategy for its global mining business has been focused on the completion of three major organic growth projects in the U.S., South America and Africa and on its long-term development plans in Indonesia, while aggressively managing operations to position the company for long-term free cash flow generation to be used for debt reduction and returns to shareholders. FCX has successfully completed expansions at its Tenke Fungurume mine in Africa and its flagship U.S. Morenci mine, which are providing significant cash flows despite recent declines in copper prices. With the imminent completion of the Cerro Verde project and access to projected higher grades at Grasberg beginning in 2016, FCX is positioned to generate strong cash flows for debt reduction. In response to recent declines in commodity prices and the current weakness in global economic conditions, FCX is undertaking aggressive actions to modify its operations and spending plans to enhance its financial performance.
LME copper prices averaged $3.11 per pound in 2014 and $2.69 per pound in the six month period ending June 30, 2015. During the third quarter of 2015, copper prices have averaged $2.41 per pound and currently approximate $2.25 per pound, near a six year low.
FCX views the long-term outlook for its business positively, supported by limitations on supplies of copper and requirements for copper in the world’s economy. In the near-term, FCX must respond aggressively to current market conditions by deferring investments and adjusting operations to maximize current cash flow under weak market conditions while preserving its large mineral resources and growth options for the longer term. FCX will continue to carefully monitor market conditions and capital spending.
Since late 2014, FCX has reduced its consolidated 2015 capital expenditure budget from $7.5 billion to $6.3 billion, including reductions of $700 million in oil and gas expenditures and $500 million in mining expenditures. After incorporating today’s announcements and the August 5, 2015 announcement of reduced oil and gas expenditures, capital expenditures for 2016 are expected to decline to a total of $4.0 billion, including $1.4 billion in mining projects, $0.6 billion in mining sustaining capital and $2.0 billion in oil and gas expenditures. The current 2016 capital estimate of $4.0 billion is approximately 29% lower than the $5.6 billion estimate on July 23, 2015, reflecting aggressive actions in response to current market conditions.

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James R. Moffett, FCX’s Chairman, Richard C. Adkerson, Vice Chairman and Chief Executive Officer and James C. Flores, Vice Chairman and FM O&G Chief Executive Officer, said, “The steps we are taking to reduce costs and capital expenditures will strengthen our financial position during a period of weak and uncertain market conditions and preserve our large resource base for improved future market conditions. We appreciate the support and focus of our global organization as we execute these plans. Our high quality portfolio of long-lived assets, flexible operating structure and experienced management team provide a solid base to address the current market conditions while maintaining an attractive portfolio of assets positioned for long-term success.”

OPERATIONS & REVISED PLANS
Following are FCX’s previously reported estimates and its current estimates of sales volumes, unit net cash costs and capital expenditures:

	July 23 Estimate		Current Estimate
	2015e	2016e	2015e	2016e
Copper Sales (billion lbs)	4.2	5.4	4.2	5.25
Gold Sales (million lbs)	1.3	1.9	1.3	1.9
Oil Equivalents (MMBOE)	52.3	55.0	53.0	59.7

Copper Unit Net Cash Cost ($/lb)	$1.53	$1.25	$1.51	$1.15

Capital Expenditures ($ in billions)
Major Mining Projects	$2.5	$1.5	$2.5	$1.4
Other Mining	$1.0	$1.2	$1.0	$0.6
Mining Sub-Total	$3.5	$2.7	$3.5	$2.0
Oil & Gas	$2.8	$2.9	$2.8	$2.0
Consolidated Total	$6.3	$5.6	$6.3	$4.0

The impact of the revised plans will be to reduce 2016 and 2017 copper production by approximately 150 million pounds per year from July 23, 2015 estimates, principally resulting from reduced operating rates at several of FCX’s mining operations in the Americas. The changes enable FCX to achieve lower operating costs, greater efficiencies and preserve resources for anticipated improved longer-term market conditions.
Based on the revised operating plans and reductions in estimated energy and other input costs, FCX’s site production and delivery costs, before by-product credits, would average approximately $1.45 per pound in 2016, approximately 20 percent lower than 2015 levels. Net unit costs after by-product credits would approximate $1.15 per pound in 2016, assuming prices of $6 per pound for molybdenum and $1,150 per ounce for gold.
North America Copper Mines. FCX operates seven open-pit copper mines in North America - Morenci, Bagdad, Safford, Sierrita and Miami in Arizona, and Chino and Tyrone in New Mexico. The North America copper mining operations have substantial production capacity, flexible operating structures and long-lived reserves and resources with significant additional development potential.

FCX’s revised plans in North America incorporate reductions in mining rates to reduce operating and capital costs, including the suspension of mining operations at its Miami mine (which produced 57 million pounds in 2014), a 50% reduction in mining rates at the Tyrone mine (which produced 94 million pounds in 2014) and adjustments to mining rates at other U.S. mines. The revised plans at each of the operations incorporate the impacts of lower energy, acid and other consumables, reduced labor costs and a significant

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reduction in capital spending plans. These plans will continue to be reviewed and additional adjustments may be made as market conditions warrant.
These changes are expected to result in an approximate 10 percent reduction in employees and contractors at U.S. mining operations.
South America Copper Mines. FCX operates two copper mines in South America - Cerro Verde in Peru and El Abra in Chile.
The revised operating plans for 2016 for the South America copper mines principally reflect adjustments to the mine plan at El Abra (which produced 367 mm pounds in 2014) to reduce mining and stacking rates by approximately 50% to achieve lower operating and labor costs, defer capital expenditures and extend the life of the existing operations. At Cerro Verde, the concentrator expansion is proceeding toward completion in late 2015, which will enable Cerro Verde to contribute significant cash flows as a large-scale, long-lived and low-cost operation in the coming years. The plans also incorporate favorable impacts of reduced input costs and foreign exchange rates.
Africa Mining. Through its 56 percent owned and consolidated subsidiary Tenke Fungurume Mining S.A. (TFM), FCX operates in the Tenke Fungurume (Tenke) minerals district in the Katanga province of the Democratic Republic of Congo (DRC). In addition to copper, the Tenke mine produces cobalt hydroxide.
Revised plans at Tenke Fungurume incorporate a 50 percent reduction in capital spending for 2016 and various initiatives to reduce operating, administrative and exploration costs. Future development and expansion opportunities are being deferred pending improved market conditions.
Indonesia Mining. Through its 90.64 percent owned and consolidated subsidiary PT Freeport Indonesia (PT-FI), FCX's assets include one of the world's largest copper and gold deposits at the Grasberg minerals district in Papua, Indonesia. PT-FI operates a proportionately consolidated joint venture, which produces copper concentrates that contain significant quantities of gold and silver.
PT-FI’s concentrate shipments are proceeding normally following receipt of its export license from Indonesian government authorities on July 29, 2015. During the third quarter, milling operations have been impacted by a reduction in process water available under current El Nino conditions, resulting in a reduction in PT-FI’s annual copper sales volumes for 2015 of approximately 25 million pounds from the July 23, 2015 estimate of 860 million pounds.
PT-FI’s ore grades are expected to improve significantly in 2016 and 2017 with access to higher grade sections of the Grasberg open pit, resulting in higher production and lower unit costs.
PT-FI’s revised plans incorporate improved operational efficiencies, reductions in input costs, supplies and contractor costs, foreign exchange impacts and a 15 percent deferral of capital expenditures in 2016 from previous estimates.
PT-FI is developing large-scale, long-lived, high-grade underground ore bodies in the Grasberg minerals district. These underground ore bodies are expected to maintain large scale operations following the transition from the Grasberg open pit, currently anticipated to occur in late 2017. Development of the Grasberg Block Cave and Deep Mill Level Zone (DMLZ) underground mines is advancing to enable DMLZ to commence production in late 2015 and the Grasberg Block Cave mine to commence production in 2018.

Over the next five years, estimated aggregate capital spending on these projects is currently expected to average $1.1 billion per year ($0.9 billion per year net to PT-FI), including aggregate costs over the period beyond 2016 of $2.0 billion ($1.6 billion net to PT-FI) attributable to investments in additional power, processing and development of certain ore types expected to be mined longer term (beyond the five year plan).  In response to recent market conditions and the uncertain global economic environment, PT-FI is

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undertaking a review of its underground development plans, which may result in the deferral of costs related to longer-term power and processing investments.
Molybdenum. FCX is the world’s largest molybdenum producer and FCX conducts molybdenum mining operations at the Henderson and Climax primary molybdenum mines in Colorado in addition to sales of by-product molybdenum from its North and South America copper mines.
FCX has revised mine plans at its Henderson primary molybdenum mine to operate at a lower rate, reflecting a 35 percent reduction in Henderson’s previous annual production estimate of 27 million pounds. FCX is also continuing to review its molybdenum production plans at its by-product mines and is engaged in discussions with its customers to incorporate potential changes in the pricing structure for its chemicals products to ensure continuation of chemical grade production at reasonable margins for this high value product.
Oil & Gas. As previously reported on August 5, 2015, Freeport-McMoRan Oil & Gas (FM O&G) is deferring investments in several long-term projects in response to oil and gas market conditions. Capital expenditures for 2016 and 2017 have been reduced to $2.0 billion per year. The revised plans, together with initiatives to obtain third party financing, including the previously announced potential initial public offering of a minority interest in FM O&G or other actions, will be pursued as required to fund oil and gas capital spending within cash flow for 2016 and subsequent years.
Other Items. FCX’s revised plans include a reduction in its 2016 minerals exploration costs from $100 million to $50 million and the company is pursuing significant reductions in its general and administrative costs. In addition, FCX is targeting reductions in its working capital requirements and savings in the global procurement of materials, supplies and third party service costs.
OUTLOOK

	Current Outlook*
($ in billions)	2015e	2016e
Operating Cash Flow	$3.1	$6.3

Capital Expenditures	$6.3	$4.0
*see price assumptions below
Using estimated sales volumes for 2015 and assuming average prices of $2.25 per pound of copper, $1,150 per ounce of gold and $6 per pound of molybdenum and recent futures prices of $50 per barrel of Brent crude for the second half of 2015, FCX’s consolidated operating cash flows would approximate $3.1 billion in 2015. FCX plans to fund its $6.3 billion capital expenditure budget with operating cash flows, amounts available under its $1.8 billion Cerro Verde bank facility and borrowings under its $4 billion bank credit facility. In addition, the company is executing a program to raise up to $1 billion in proceeds from its previously announced at-the-market common stock offering and is considering additional opportunities to sell a minority interest in its oil and gas subsidiary. The company will continue to assess opportunities to partner with strategic investors potentially interested in investing capital with FCX in the development of its oil and gas and its mining properties. FCX has a broad set of assets with valuable infrastructure and associated resources with attractive long-term production and development potential.
Using the same price assumptions and the recent 2016 future prices of $54 per barrel for Brent crude, FCX’s operating cash flows are estimated to approximate $6.3 billion in 2016, providing cash flow for required capital investments totaling $4.0 billion, dividends and repayment of debt. Each $0.10 per pound change in copper, $5 per barrel change in Brent crude, $1 per pound change in molybdenum and $50 per ounce change in gold in 2016 would impact cash flows, before changes in working capital, by $360 million, $140 million, $70 million and $50 million respectively.

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FCX is a premier U.S.-based natural resources company with an industry-leading global portfolio of mineral assets, significant oil and gas resources and a growing production profile. FCX is the world's largest publicly traded copper producer.
FCX's portfolio of assets includes the Grasberg minerals district in Indonesia, one of the world's largest copper and gold deposits; significant mining operations in the Americas, including the large-scale Morenci minerals district in North America and the Cerro Verde operation in South America; the Tenke Fungurume minerals district in the DRC; and significant U.S. oil and natural gas assets in the Deepwater GOM, onshore and offshore California and in the Haynesville natural gas shale, and a position in the Inboard Lower Tertiary/Cretaceous natural gas trend onshore in South Louisiana. Additional information about FCX is available on FCX's website at "fcx.com."
Cautionary Statement Regarding Forward-Looking Statements: This press release contains forward-looking statements, which are all statements other than statements of historical facts, such as statements regarding targeted reductions in capital spending and operating and administrative costs the estimated impact of adjustments to mine plans and other factors on projected production and sales volumes and unit costs, projected operating cash flow, and future ability to pay dividends and repay debt. The declaration of dividends is at the discretion of the Board and will depend on FCX’s financial results, cash requirements, future prospects, and other factors deemed relevant by the Board.
FCX cautions readers that forward-looking statements are not guarantees of future performance and actual results may differ materially from those anticipated, projected or assumed in the forward-looking statements. Important factors that can cause FCX's actual results to differ materially from those anticipated in the forward-looking statements include supply of and demand for, and prices of copper, gold, molybdenum, cobalt, crude oil and natural gas, mine sequencing, production rates, industry risks, regulatory changes, political risks, drilling results, potential additional oil and gas property impairment charges, potential additional LCM inventory adjustments, potential impairment of long-lived mining assets, the outcome of negotiations with the Indonesian government regarding PT-FI's COW, PT-FI's ability to obtain renewal of its export license after January 28, 2016, PT-FI’s ability to renew its bi-annual labor agreement expiring in September 2015, PT Smelting's ability to restart smelter operations as expected in September 2015, the potential effects of violence in Indonesia, the resolution of administrative disputes in the DRC, weather- and climate-related risks, labor relations, environmental risks, litigation results and other factors described in more detail under the heading “Risk Factors” in FCX's Annual Report on Form 10-K for the year ended December 31, 2014, filed with the U.S. Securities and Exchange Commission (SEC) as updated by FCX’s subsequent filings with the SEC.
Investors are cautioned that many of the assumptions on which FCX's forward-looking statements are based are likely to change after the forward-looking statements are made, including for example commodity prices, which FCX cannot control, and production volumes and costs, some aspects of which FCX may not be able to control. Further, FCX may make changes to its business plans that could affect its results. FCX cautions investors that it does not intend to update forward-looking statements more frequently than quarterly notwithstanding any changes in FCX's assumptions, changes in business plans, actual experience or other changes, and FCX undertakes no obligation to update any forward-looking statements.
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